Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) filed on January 10, 2014 pertaining to the 2003 Stock Incentive Plan, as amended, 2013 Equity Incentive Plan and 2013 Employee Stock Purchase Plan of GlycoMimetics, Inc. of our report dated August 16, 2013 (except for the second paragraph of Note 10, as to which the date is October 25, 2013), with respect to the financial statements of GlycoMimetics, Inc. included in its Registration Statement (Form S-1, No. 333-191567) and related Prospectus, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia

January 10, 2014